EXHIBIT 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made on November 26, 2025 (the “Signing Date”) by and between OMNICOM GROUP INC. (the “Company” or “Omnicom,” which, except where the context dictates otherwise, shall be deemed to include its subsidiaries) and PHILIPPE KRAKOWSKY (“Executive”). Executive may be employed by a subsidiary of the Company from time to time, and shall initially be employed as of the Closing Date (as defined below) by IPG (as defined below) and shall transfer to Omnicom Management Inc. as of January 1, 2026 (each such employing entity, the “Employer”).
WHEREAS
A.Reference is herein made to that certain Agreement and Plan of Merger, dated as of December 8, 2024, by and among the Company, EXT Subsidiary Inc., and The Interpublic Group of Companies, Inc. (“IPG”) (as amended, supplemented, modified or restated from time to time, the “Merger Agreement”).
B.Reference is herein made to (i) the Schedule of Employment Terms attached as Schedule 1.6(b) of the Merger Agreement (the “Term Sheet”), (ii) the Employment Agreement, dated as of January 1, 2021, by and between Executive and IPG (the “IPG Employment Agreement”), (iii) the Executive Change in Control Agreement, dated as of May 27, 2010 (as amended), by and between Executive and IPG (the “COC Agreement”), and (iv) the letter agreement by and between Executive and Omnicom with respect any payments Executive is entitled to receive in connection with the Closing (the “Payment Agreement”).
C.It is the desire of the Company to assure itself of the services of Executive as of the Closing Date (as defined in the Merger Agreement) and thereafter by entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:
Article I
Term of Employment
Section 1.01Subject to the terms of this Agreement, Executive’s employment by the Employer under this Agreement shall commence on the Closing Date and continue thereafter until this Agreement is terminated in accordance with the provisions of Article VI (Termination) hereof (the period during which Executive is employed hereunder, ending on the “Termination Date”, is referred to herein as the “Term”). For the avoidance of doubt, this Agreement shall only become effective on the Closing Date and in the event the Closing (as defined in the Merger Agreement) does not occur for any reason (or the Merger Agreement is terminated for any reason), this Agreement shall be of no force or effect. Upon Closing, this Agreement shall supersede and replace the IPG Employment Agreement.
Article II
Duties
Section 2.01Title. During the Term, Executive shall serve as Co-President and Co-Chief Operating Officer of Omnicom (reporting exclusively to the Chief Executive Officer of Omnicom), and shall perform such duties as the Company may from time to time assign to Executive that are consistent with his positions with the Company, as well as serve in any such other offices as Executive may be

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elected or appointed to, consistent with such positions. Executive shall devote substantially all of Executive’s business time and efforts to the Company’s business and affairs.
Section 2.02Board Service. Additionally, effective as of the Closing Date, Executive shall be appointed to serve as a member of Omnicom’s Board of Directors (“Board”), provided that Executive’s continued service on the Board will be subject to the approval of the stockholders of the Company in the ordinary course, provided further that during the Term, the Company shall re-nominate Executive for nomination to the Board to the extent required pursuant to the terms of the Merger Agreement.
Article III
Annual Base Salary
Section 3.01As compensation for Executive’s services hereunder, during the Term, the Employer shall pay Executive, in accordance with its normal payroll practices, an annual base salary of $1,000,000, such amount to be reviewed periodically by the Compensation Committee of the Board; provided that Executive’s annual base salary will be equal to the annual base salary provided to the Company’s current President and Chief Operating Officer (or his successor) (the “Reference Executive”).
Article IV
Incentive Compensation
Section 4.01During the Term, Executive will receive such incentive compensation as approved by the Compensation Committee of the Board, which shall include (a) an annual discretionary cash bonus opportunity, which will be targeted at a level that is commensurate with or greater than the target annual cash bonus opportunity provided to (and on terms and conditions not less favorable than those applicable to) the Reference Executive and (b) a long-term incentive compensation opportunity, which will be targeted at a level that is commensurate with or greater than the long-term incentive compensation opportunity provided to (and on terms no less favorable than those applicable to) the Reference Executive. Notwithstanding anything to the contrary contained or implied in this Agreement, for the calendar year 2025, Executive shall not be entitled to receive any annual bonus or long-term incentive compensation award except as set forth in the Payment Agreement.
Article V
Other Employment Benefits
Section 5.01Executive shall be eligible to participate in health, welfare, and fringe benefit plans, policies, and programs provided by the Company to its similarly situated employees and on a basis consistent with the Reference Executive (including perquisites, but excluding severance and retirement benefits), subject to the eligibility and other provisions of the various plans and programs in effect from time to time. The Executive shall also be paid or reimbursed for all reasonable, ordinary, necessary and documented business expenses incurred by the Executive during the Term in accordance with the expense reimbursement policy of the Company as from time to time in effect.
Article VI
Termination; At-Will Employment
Section 6.01Either party may terminate Executive’s employment hereunder at any time for any reason by giving thirty (30) days’ written notice of such termination, subject to the provisions of this Section, provided that the Company or the Employer may terminate Executive’s employment for cause with or without advance notice. Following the date such written notice is provided (the “Notice Date”) until the Termination Date, Executive shall continue to be an employee of the Employer, and shall assist the Company in the transition of Executive’s responsibilities, until the Termination Date. From the Notice Date through the Termination Date, the Employer shall continue (a) to pay Executive’s base salary, and (b) to provide all benefits under the plans and programs in which Executive participated immediately prior to the Notice Date, to the extent permitted by the terms of such plans and programs. The Company may require that Executive not come in to work during some or all of the period from the Notice Date to the Termination Date. In no event, however, may Executive perform services for any other employer before Executive’s Termination Date. For the avoidance of doubt, Executive’s employment with the Employer shall not be for any definitive period of time and is at-will, which is subject to termination by

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the Company or the Employer or the Executive, for any reason or no reason. Furthermore, in the event of Executive’s termination of employment for any reason, Executive will be entitled to receive base salary through the Termination Date (and shall not be entitled to any bonus for the year in which the Termination Date occurs unless otherwise agreed by the Company and/or set forth in the applicable bonus plan). Executive shall not be eligible to receive any severance payments or participate in any severance plan, policy or arrangement following the Closing unless the Company determines otherwise.
Article VII
Covenants
Section 7.01While Executive is employed hereunder, Executive shall not, without the prior written consent of Omnicom (which shall not be unreasonably withheld) engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation (including serving on the board of directors of any for-profit entity); provided, however, that Executive may (i) continue to own or may hereafter acquire up to 2% of any securities of any class of any publicly-owned company, (ii) serve as a member of the board of any non-profit organization or (iii) invest his personal assets and the assets of his immediate family in any business, firm or corporation that does not compete with the business of Omnicom or its subsidiaries.
Section 7.02Executive shall treat as confidential and keep secret the affairs of the Company (which for purposes of this Article VII includes all subsidiaries and affiliates of Omnicom) and shall not, other than in the good faith performance of his duties for the Company, without the consent of the Company, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Company and their subsidiaries and affiliates any confidential or proprietary information relating to the business of the Company or their subsidiaries or affiliates or their clients and obtained by Executive in the course of Executive’s employment hereunder. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Executive from responding truthfully to an inquiry by, providing testimony to, or otherwise communicating truthfully and in good faith with any federal, state, or local agency or regulatory authority about a possible violation of law or regulation. Executive may make such disclosures without providing notice to the Company; provided that Executive shall use reasonable efforts to obtain assurance from the applicable agency or regulatory authority that such agency or regulatory authority will retain the information in confidence, and if Executive receives a subpoena, request for production, or order or other compulsion to disclose confidential or other information concerning the business of the Company, whether in a legal or regulatory proceeding or otherwise, Executive shall, to the extent permitted by law, provide the Company with prompt notice of such subpoena, request, order or compulsion so that the Company may have the opportunity to seek to prevent disclosure. Executive acknowledges the following notice of immunity rights under the U.S. Defend Trade Secrets Act: Non-compliance with the disclosure provisions of this Agreement shall not subject Executive to criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret if such disclosure is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing Executive in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Executive does not disclose the trade secret, except pursuant to court order.
Section 7.03All records, papers, documents, files, databases, drawings, specifications, equipment and similar items kept or made by Executive relating to the business of the Company or their subsidiaries or affiliates or their clients, whether prepared by Executive or otherwise coming into Executive’s possession, shall be and remain the property of the Company; provided that Executive will be entitled to retain personal documents related to his compensation.
Section 7.04Upon request, Executive will deliver to the Company any and all documents, files, property, and data of the Company acquired in the course of Executive’s employment, whether in paper, electronic, or other form, including all copies and images thereof. Executive agrees that all property situated on the Company’s premises and owned by the Company, including storage media, computers and other devices, filing cabinets and work areas, is subject to inspection by Company personnel at any time with or without notice.

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Section 7.05All articles invented by Executive, processes discovered by Executive, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by Executive pertaining to the business of the Company or any of their subsidiaries or affiliates during the Term, and any and all rights of every nature whatever thereto, shall immediately become the property of the Company, and Executive shall assign, transfer and deliver all patents, copyrights, royalties, designs, and copy, and any and all interests and rights whatever thereto and thereunder to the Company.
Section 7.06Non-Solicitation.
(a)For twelve (12) months following the Termination Date, Executive shall not:
(i)directly or indirectly solicit any employee who was employed by the Company within one (1) year of Executive’s Termination Date with whom Executive had a direct relationship with, supervisory responsibility for or otherwise was significantly involved with during Executive’s employment with the Company or its subsidiaries (including IPG and its subsidiaries prior to the commencement of the Term) (as used in this Section, an “employee”) to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of the Company to join any other company, or hire any such employee, or otherwise interfere with the relationship between the Company and any of its employees; or
(ii)directly or indirectly solicit or handle on Executive’s own behalf or on behalf of any other person, firm, or corporation, services similar to those Executive provided while employed by Company from or for any person or entity which is a client of the Company, that was a client of the Company within two (2) years prior to Executive’s Termination Date or that was a prospective client of the Company with whom Executive had a direct relationship with, supervisory responsibility for or otherwise was significantly involved with during Executive’s employment with the Company or its subsidiaries (including IPG and its subsidiaries prior to the commencement of the Term), and, with respect to a prospective client, for which Executive participated in the Company’s marketing efforts to such prospective client within two (2) years prior to Executive’s Termination Date (collectively, “Client”) or to induce any such Client to cease to engage the services of the Company or to use the services of any entity or person that competes directly with a material business of the Company, where the identity of such Client, or the Client’s need, desire or receptiveness to services offered by the Company is known by Executive as a part of Executive’s employment with the Company.
(b)Executive acknowledges that these provisions are reasonable and necessary to protect the Company’s legitimate business interests, and that these provisions do not prevent Executive from earning a living. Executive represents and agrees that Executive is entering into this Agreement freely and with knowledge of its contents, with the intent to be bound by the Agreement and the restrictions contained in it. For the avoidance of doubt, the term “Company” as used in this Article VII shall include the Company and each of its subsidiaries and affiliates (including the Employer).
Section 7.07Executive acknowledges and agrees that it might be impossible to assess the damages caused by Executive’s breach or attempted breach of this Article (Covenants), and that any threatened or actual breach of this Article (Covenants) will constitute immediate and irreparable injury to the Company. Accordingly, the Company shall be entitled to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for any such breach or attempted breach.
Section 7.08Executive represents and warrants that neither the execution or delivery of this Agreement nor the performance of Executive’s services hereunder, shall conflict with, or result in a breach of, any agreement to which Executive is a party or by which Executive may be bound or affected. Executive and the Company each represent and warrant that they each have full right, power and authority to enter into and carry out the provisions of this Agreement and is doing so voluntarily.

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Article VIII
Forum Selection
Section 8.01Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York in any action, suit or proceeding arising out of or relating to this Agreement, and each party agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Article IX
Assignment and Nonduplication of Benefits
Section 9.01This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company (and this Agreement may be assigned by the Company to any affiliate of the Company). Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by Executive shall be void.
Section 9.02No term or other provision of this Agreement may be interpreted to require the Company to duplicate any payment or other compensation that Executive is already entitled to receive under compensation or benefit plan, program, or other arrangement maintained by the Company, or any of its or their affiliates.
Article X
Employment Taxes and Withholding
Section 10.01The Company and its affiliates may withhold (or cause to be withheld) from any amounts payable to Executive or on Executive’s behalf hereunder any or all federal, state, city, or other taxes that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation. Regardless of the amount withheld or reported, Executive shall be solely responsible for paying all taxes (including any excise taxes) on any compensation (including imputed compensation) and other income provided or imputed to Executive or on Executive’s behalf, except the employer’s share of employment taxes. No provision of this Agreement shall be construed (a) to limit Executive’s responsibility under this Section, or (b) to transfer to or impose on the Company, or any of its or their affiliates any liability relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income under this Agreement.
Article XI
Authority to Determine Payment Dates
Section 11.01To the extent that any payment under this Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by the Company in its sole discretion, and not by the Executive, Executive’s beneficiary, or any of Executive’s representatives.
Article XII
Section 409A of the Code
Section 12.01General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
Section 12.02Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon

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Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.
Section 12.03Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
Section 12.04Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, and payment will be subject to Executive submitting Executive’s reimbursement request promptly following the date the expense is incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
Section 12.05Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
Article XIII
Notices
Section 13.01Any notice or other communication required or permitted to be delivered under this Agreement shall be: (a) written; (b) delivered personally by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:    Omnicom Group Inc.
    280 Park Avenue
    New York, New York 10017
                Attn: General Counsel

    with a copy (which shall not constitute notice) to:    Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
                                Chicago, IL 60611
Attn: Bradley C. Faris; Jason Morelli
If to Executive:     At the most recent address on file with the Company

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Article XIV
Waiver and Amendments
Section 14.01No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing signed by Executive and by an authorized representative of the Company. Unless specifically characterized as a continuing waiver, no waiver of a condition or provision at any one time may be considered a waiver of the same provision or condition (or any different provision or condition) at any other time.
Article XV
Applicable Law; Headings
Section 15.01Except as otherwise set forth herein, the Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.
Section 15.02The article and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
Article XVI
Severability
Section 16.01If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of such provision is unreasonable under circumstances now or then existing, or such provision is otherwise unenforceable, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area, or such provision may otherwise be reformed (or, if substitution or reformation is not possible, severed from this Agreement) so as to make, as applicable, the provision or the balance of the Agreement enforceable.
Article XVII
Legal Counsel; No Strict Construction
Section 17.01Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel.
Section 17.02The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.
Article XVIII
Entire Agreement
Section 18.01This Agreement (together with the Payment Agreement) sets forth the entire understanding between the Company and Executive concerning Executive’s employment by the Company and supersedes the IPG Employment Agreement and the Term Sheet. Except for provisions of this Agreement incorporated by reference into the Payment Agreement, the Agreement does not supersede or modify the Payment Agreement. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement and each amendment thereto. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of the Company. This

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Agreement may be signed in counterparts, with signature pages electronically exchanged and copied to the other parties. Upon signing by all parties, this Agreement shall constitute one complete agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date(s) indicated below.
OMNICOM GROUP INC.

By:
                        Name:
                        Title:
Date:

PHILIPPE KRAKOWSKY

Date:

[Signature Page to Employment Agreement]